Term Sheet 943BE To product supplement BE dated September 29, 2009, prospectus supplement dated September 29, 2009, and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated August 10, 2010; Rule 433
Deutsche Bank AG
Structured Investments	Deutsche Bank $ Autocallable Securities Linked to the Performance of the United States Dollar Relative to the Japanese Yen due September 2, 2011
General
•	The securities are linked to the performance of the United States dollar relative to the Japanese yen.
•
The securities are designed for investors who seek early exit prior to maturity at a premium if the Average Observation Rate is greater than or equal to the Call Level on any Observation Date. Investors should be willing to forgo coupon payments and, if the securities are not automatically called and the United States dollar declines in value relative to the Japanese yen, be willing to lose, on an accelerated basis, some or all of their investment in the securities. Any Payment at Maturity or Call Payment upon an Automatic Call of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing September 2, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about August 13, 2010 (the “Trade Date”) and are expected to settle three business days later on or about August 18, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Reference Underlying:	The Spot Rate of the United States dollar (USD) relative to the Japanese yen (JPY), expressed as the number of Japanese yen per one United States dollar.
Currency of the Issue:	United States dollars
Automatic Call:
If the Average Observation Rate on any Observation Date is greater than or equal to the Call Level, the securities will be automatically called for a cash payment per $1,000 Face Amount based on the Call Premium for the applicable Observation Date, payable on the corresponding Call Settlement Date.

Call Level:	100% of the Initial Spot Rate
Payment if called:
If the securities are automatically called, you will be entitled to receive a cash payment per $1,000 Face Amount equal to $1,000 multiplied by the Call Premium for the relevant Observation Date. The Call Premiums reflect an annualized return of approximately 9.60%*. The Observation Dates, Call Settlement Dates, Call Premiums and Call Payments are set forth in the table below.

	Observation Date†	Call Settlement Date†	Call Premium*	Call Payment* (Per $1,000 Face Amount)
	November 24, 2010	November 30, 2010	102.40%	$1,024.00
	February 25, 2011	March 2, 2011	104.80%	$1,048.00
	May 24, 2011	May 27, 2011	107.20%	$1,072.00
	August 30, 2011 (Final Valuation Date)	September 2, 2011 (Maturity Date)	109.60%	$1,096.00
* The actual Call Premiums and Call Payments will be determined on the Trade Date and will not be less than the respective Call Premiums and Call Payments as set forth above.
Payment at Maturity:	If the securities are not automatically called, the Payment at Maturity per $1,000 Face Amount will be calculated as follows:
$1,000 + [$1,000 x (Currency Performance x Downside Leverage Factor)]
The minimum Payment at Maturity is $0.
If the securities are not called, the Currency Performance will be negative and you will lose, on an accelerated basis, some or all of your investment at maturity.

Downside Leverage Factor:	1.8
Currency Performance:	The performance of the United States dollar relative to the Japanese yen, calculated as follows:
(Final Spot Rate – Initial Spot Rate) / Final Spot Rate
Initial Spot Rate:	The Spot Rate on the Trade Date
Average Observation Rate:	With respect to each Observation Date, the arithmetic average of the Spot Rates on each of the Observation Averaging Dates set forth in the table below.
	Observation Date†	Observation Averaging Dates†
	November 24, 2010	November 18, 2010, November 19, 2010, November 22, 2010, November 23, 2010, and November 24, 2010
	February 25, 2011	February 18, 2011, February 22, 2011, February 23, 2011, February 24, 2011, and February 25, 2011
	May 24, 2011	May 18, 2011, May 19, 2011, May 20, 2011, May 23, 2011, and May 24, 2011
	August 30, 2011	August 24, 2011, August 25, 2011, August 26, 2011, August 29, 2011, and August 30, 2011
Final Spot Rate:	The Average Observation Rate on the Final Valuation Date
Spot Rate:
The spot exchange rate for the USD against the JPY, expressed as the number of Japanese yen per one United States dollar, as determined by the calculation agent by reference to the Spot Rate definition set forth in this term sheet under “Spot Rate.” The Spot Rate is subject to the provisions set forth under “Market Disruption Events” in this term sheet.

Final Valuation Date†:	August 30, 2011
Maturity Date†:	September 2, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN:	2515A0 6H 1 / US2515A06H17
†Subject to postponement in the event that such date is not a business day or in the event of a market disruption event as described in the accompanying product supplement.Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per security	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" on the last page of this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
August 10, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with product supplement BE dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200154/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment on the Securities Assuming a Range of Performances for the Spot Rate?

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical Call Payment upon an Automatic Call on any of the Observation Dates and assumes Call Premiums of 102.40%, 104.80%, 107.20% and 109.60% for the respective Observation Dates.

Observation Date	Call Settlement Date	Call Premium	Call Payment (per $1,000 Face Amount)
November 24, 2010	November 30, 2010	102.40%	$1,024.00
February 25, 2011	March 2, 2011	104.80%	$1,048.00
May 24, 2011	May 27, 2011	107.20%	$1,072.00
August 30, 2011 (Final Valuation Date)	September 2, 2011 (Maturity Date)	109.60%	$1,096.00

If the securities are not called:

The following table illustrates how the hypothetical Payments at Maturity per $1,000 Face Amount are calculated if the securities are not called prior to maturity, and assumes an Initial Spot Rate of 85.88 and a Downside Leverage Factor of 1.8. The numbers appearing below have been rounded for ease of analysis.

Final Spot Rate	Currency Performance	Payment at Maturity	Return on the Securities
122.69	30.00%	N/A	N/A
107.35	20.00%	N/A	N/A
95.42	10.00%	N/A	N/A
85.88	0.0%	N/A	N/A
78.07	-10.00%	$820	-18.00%
71.57	-20.00%	$640	-36.00%
66.06	-30.00%	$460	-54.00%
61.34	-40.00%	$280	-72.00%
57.25	-50.00%	$100	-90.00%
55.21	-55.56%	$0	-100.00%
47.71	-80.00%	$0	-100.00%
42.94	-100.00%	$0	-100.00%

The following examples illustrate how the hypothetical Payments at Maturity or hypothetical Call Payments set forth in the two tables above are calculated.

Example 1: The Spot Rate increases from the Initial Spot Rate of 85.88 to an Average Observation Rate of 95.42, calculated as set forth herein as of the first Observation Date. Because the Average Observation Rate calculated as of the first Observation Date is greater than or equal to the Call Level, the securities are automatically called, and the investor will receive a cash payment of $1,024.00 per $1,000 Face Amount on the Call Settlement Date, calculated as follows:

$1,000 x 102.40% = $1,024.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date, and the Spot Rate increases from the Initial Spot Rate of 85.88 to an Average Observation Rate of 95.42, calculated as set forth herein as of the last Observation Date. Because the last Observation Date is scheduled to be the Final Valuation Date, and the Average Observation Rate is greater than or equal to the Call Level, the securities are automatically called, and the investor will receive a cash payment of $1,096.00 per $1,000 Face Amount on the Call Settlement Date, calculated as follows:

$1,000 x 109.60% = $1,096.00

Example 3: The securities are not automatically called and the Spot Rate decreases from the Initial Spot Rate of 85.88 to a Final Spot Rate of 78.07, calculated as set forth herein as of the Final Valuation Date. Because the securities are not called, the Currency Performance is negative, and the investor will receive a Payment at Maturity of $820.00 per $1,000 Face Amount, calculated as follows:

$1,000 + [$1,000 x (-10% x 1.8)] = $820.00

Example 4: The securities are not automatically called and the Spot Rate decreases from the Initial Spot Rate of 85.88 to a Final Spot Rate of 55.21, calculated as set forth herein as of the Final Valuation Date. Because the securities are not called, the Currency Performance is negative, and the investor will receive a Payment at Maturity of $0.00 per $1,000 Face Amount, calculated as follows:

$1,000 + [$1,000 x (-55.56% x 1.8)] = $0.00

Example 5: The securities are not automatically called and the Spot Rate decreases from the Initial Spot Rate of 85.88 to a Final Spot Rate of 42.94, calculated as set forth herein as of the Final Valuation Date. Because the securities are not called, the Currency Performance is negative, and the investor will receive a Payment at Maturity of $0.00 per $1,000 Face Amount, the minimum Payment at Maturity.

Selected Purchase Considerations

•
LIMITED APPRECIATION POTENTIAL – The securities are designed for investors who believe that the United States dollar will appreciate relative to the Japanese yen over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called.  If the Average Observation Rate, calculated on any of the Observation Dates (including the Final Valuation Date), is greater than or equal to the Call Level, the securities will be called for the Call Premium applicable to such Observation Date, regardless of the performance of the United States dollar relative to the Japanese yen.  Because the securities are our senior unsecured obligations, payment of any amount on the securities maturity or upon an Automatic Call is subject to our ability to pay our obligations as they become due.

•
ACCELERATED DOWNSIDE EXPOSURE – If the securities are not automatically called, you will be exposed to the decline in the Spot Rate on a leveraged basis.  You will lose 1.8% of the aggregate Face Amount of your securities for every 1% decrease in the Currency Performance and you will lose your entire investment if the Currency Performance is less than-55.56%.  You will lose, on an accelerated basis, some or all of your investment if the securities are not automatically called.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE – While the original term of the securities is more than one year, the securities will be called if the Average Observation Rate is greater than or equal to the Call Level on any Observation Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of approximately 9.60% per annum, or approximately 2.40% on a quarterly basis. The actual Call Premium will be determined on the Trade Date.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the securities.  Although the tax consequences of an investment in the securities are uncertain, based on that opinion we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the securities should be treated as ordinary income or loss unless on or before the date on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the United States dollar or the Japanese yen.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS – The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the United States dollar relative to the Japanese yen and will be negative unless the securities are automatically called. If the securities are not automatically called, your investment will be exposed to the negative Currency Performance on a leveraged basis and you will lose 1.8% of your investment for each 1% of negative Currency Performance.  Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•
THE MAXIMUM RETURN ON THE SECURITIES IS LIMITED TO THE CALL PREMIUM —The appreciation potential of the securities is limited to the pre-specified Call Premium on the relevant Observation Date, regardless of the performance of the United States dollar relative to the Japanese yen. In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be short, and your return on the securities would be less than if the securities were called at a later date.  Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the securities at a comparable return for a similar level of risk. If the securities are not automatically called, you will lose, on an accelerated basis, some or all of your initial investment.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS – The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity or payment upon an Automatic Call, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity or payment upon an Automatic Call owed to you under the terms of the securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rate and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Spot Rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rate. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE CURRENCIES – You may receive a lower payment in respect of the securities than you would have received if you had invested directly in the United States dollar or the Japanese yen. In addition, the Currency Performance is solely calculated under the stated formula set forth above and not under any other formula that could be used for calculating currency performance.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity or Call Payment upon an Automatic Call described in this term sheet is based on the full Face Amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank (or its affiliates) may offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the securities.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
WE AND OUR AFFILIATES AND AGENTS, OR J.P. MORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the performance of the United States dollar relative to the Japanese yen to which the securities are linked.

•
CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the United States dollar and Japanese yen and the value of your securities in varying ways, and different factors may cause the values of the United States dollar and Japanese yen and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the United States dollar relative to the Japanese yen and, consequently, the value of the securities.

•
IF THE LIQUIDITY OF THE CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Observation Averaging Dates would likely have an adverse effect on the return on your securities.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the currencies and, therefore, the value of the securities.

•
ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – We expect that, generally, the Spot Rate on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the United States dollar relative to the Japanese yen. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the United States dollar and the Japanese yen;
•	the time to maturity of the securities;
•	the exchange rates and the volatility of the exchange rate between the United States dollar and the Japanese yen;
•	interest and yield rates in the market generally and in the markets of the United States dollar and the Japanese yen;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;
•	supply and demand for the securities; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
HISTORICAL PERFORMANCE OF CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF CURRENCIES DURING THE TERM OF THE SECURITIES – It is impossible to predict whether the Spot Rate will rise or fall. The Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

•
MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Average Observation Rate or the Final Spot Rate in the manner described herein, and calculating the amount that we are required to pay you upon maturity or whether there is an Automatic Call, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Average Observation Rate, Final Spot Rate, Payment at Maturity or Call Payment in the ordinary manner, the calculation agent will determine the Average Observation Rate, Final Spot Rate, Payment at Maturity or Call Payment in good faith and in a commercially reasonable manner, and it is possible that the Observation Dates, the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate is not available on an Observation Averaging Date, the calculation agent may postpone such Observation Averaging Date or determine the Spot Rate for such date, and such determination may adversely affect the return on your securities.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Spot Rate

The Spot Rate for the United States dollar on each date of calculation will be the United States dollar/Japanese yen mid-spot rate at 4:00 p.m. London time, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters page “WMRSPOT12” or any successor page, on such date of calculation.

If the Spot Rate is unavailable (or is published in error), the Spot Rate shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Average Observation Rate or the Final Spot Rate in the manner described herein, and calculating the amount that we are required to pay you upon maturity or whether there is an Automatic Call, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Average Observation Rate, Final Spot Rate, Payment at Maturity or Call Payment in the ordinary manner, the calculation agent will determine the Average Observation Rate, Final Spot Rate, Payment at Maturity or Call Payment in good faith and in a commercially reasonable manner, and it is possible that the Observation Dates, the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate is not available on an Observation Averaging Date, the calculation agent may postpone such Observation Averaging Date or determine the Spot Rate for such date, and such determination may adversely affect the return on your securities.

Historical Information

The following chart shows the historical exchange rates for the number of units of Japanese yen per one United States dollar.  The chart uses exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following table and not on the Spot Rate set forth above. The historical high, low and period-end exchange rates are shown for the period from January 3, 2000 through August 9, 2010. The historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rate (which is determined as set forth herein), future performance of the currencies or the Currency Performance. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Average Observation Rate will be greater than the Initial Spot Rate on any Observation Date or that you will receive any amount of your initial investment upon maturity. Any historical upward or downward trend in the exchange rate set forth in the following chart during any period set forth below is not an indication that the Spot Rate or Currency Performance is more or less likely to increase or decrease at any time during the term of the securities. As set forth in the following table, a higher exchange rate for a given year indicates a strengthening of the U.S. dollar relative to the Japanese yen, while a lower exchange rate indicates a weakening of the U.S. dollar relative to the Japanese yen. The graph following the exchange rate table set forth the historical exchange rate performance for the period from January 3, 2000 through August 9, 2010. The daily exchange rates published by Bloomberg may differ from the Spot Rate. We will not use Bloomberg to determine the Spot Rate.

Japanese yen
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through August 9, 2010
(expressed as units of Japanese yen per U.S. dollar)

	High	Low	Period End
2000	115.06	101.4	114.41
2001	132.08	113.54	131.66
2002	135.14	115.54	118.79
2003	121.88	106.74	107.22
2004	114.88	101.84	102.63
2005	121.4	101.68	117.75
2006	119.88	108.99	119.05
2007	124.13	107.23	111.75
2008	112.2	87.14	90.64
2009	101.44	84.83	93.02
2010 (through August 9, 2010)	94.99	85.02	85.88

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the securities and will receive a fee from the Issuer that will not exceed $10.00per $1,000 Face Amount.